Exhibit 10.9
CONSULTING AGREEMENT
     This Consulting Agreement (the “Agreement”) effective June 1, 2008, is made and entered into by and between HARVEST NATURAL RESOURCES, INC., a Delaware corporation (the “Company”) of 1177 Enclave Parkway, Suite 300, Houston, TX 77077, and STEVEN W. THOLEN, whose address is 2158 Chilton Road, Houston, TX 77019 (the “Consultant”).
RECITALS:
     The Company desires to engage Consultant to render consulting services;
     The Company and Consultant wish to memorialize the terms and conditions upon which Consultant is engaged to provide consulting services to the Company; and
     The Company and Consultant anticipate that the level of services Consultant will perform for the Company after May 31, 2008 will permanently decrease to no more than 20 percent of the average level of services performed by Consultant for the Company over the 36-month period immediately preceding June 1, 2008.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1. SERVICES AND NATURE OF RELATIONSHIP
     1.1 Engagement. The Company hereby retains Consultant and Consultant hereby accepts such appointment and agrees to perform the services covered by this Agreement with all due skill and care on the terms and conditions set forth in this Agreement. Consultant’s services shall be provided in connection with such assignments as the Company may make from time to time within the area of Consultant’s expertise.
     1.2 Reporting Relationship and Assignment. Consultant shall report to the President and Chief Executive Officer of the Company or his or the Company’s designees.
     1.3 Method of Performing Services. Consultant, as an independent contractor, shall determine the method, details, and means of performing any services furnished pursuant to this Agreement, but the services contemplated herein shall meet the approval of the Company. Consultant will devote sufficient time, attention and energies to the business and interests of the Company and diligently and to the best of his ability perform such duties incident to this Agreement, and perform such other duties as requested commensurate with the terms of this Agreement.
     1.4 Compliance With Law and Company Policy. Consultant represents that he is familiar with the safety and health rules of the Company and its subsidiaries. Consultant shall comply with all applicable safety and health rules, and policies, procedures and codes of conduct of the Company and its subsidiaries, together with all applicable federal, state or local safety and health laws, rules, regulations or orders in which the Company and its subsidiaries do business.

     Consultant acknowledges that he has been provided copies of, and has read and understands the Company’s Code of Business Conduct and Ethics (the “Code”) and the Company’s Compliance Manual, and Consultant agrees:
          (a) to comply with all policies of the Company and its subsidiaries, including, without limitation, the Code and the Compliance Manual;
          (b) to comply with all applicable laws and regulations, including, without limitation, the laws and regulations of the United States and Venezuela; and
          (c) to promptly report as provided in the Code any violation or suspected violation of any law, regulation or Company policy.
     This clause will not require the Company to police Consultant’s compliance with the Code, laws, regulations or company policies and shall not impose any obligation on the part of the Company or its affiliates under such laws, regulations or Company policies. Nothing contained in this provision shall be interpreted as enlarging the legal duty of the Company or its affiliates to Consultant or alter the status of Consultant as set forth in this Agreement.
     The preceding paragraphs of this provision are agreed to by both the Company and Consultant to be of the highest importance. A breach or violation of any of the terms of this provision by Consultant will be considered to be a material breach of this Agreement.
     1.5 No Authority to Bind. Consultant shall have no authority to obligate the Company in any manner whatsoever in the absence of specific prior written authority from the President and Chief Executive Officer of the Company permitting Consultant to do so, including without limitation incurring expenses or entering into contracts.
     1.6 Status as Independent Consultant. Consultant acknowledges and agrees that, in performing services pursuant to this Agreement, Consultant shall be serving as an independent contractor. Consultant agrees that Consultant is not and will not become an employee of the Company or any of its subsidiaries while this Agreement is in effect. Consultant agrees that the provision of services pursuant to this Agreement will not entitle Consultant to any rights or benefits afforded to the employees of the Company and its subsidiaries, including such benefits as worker’s compensation insurance, health insurance, sick leave, retirement benefits or any other employment benefit. Consultant agrees that the indemnification provisions of Section 5.1 shall apply to any claims relating to the subject matter of this Section 1.5.
     1.7 Payment of Taxes. Consultant agrees that he is solely responsible for paying when due all income taxes, including estimated taxes, as a result of or in connection with the compensation paid by the Company to Consultant for services rendered under this Agreement. The Company shall issue applicable U.S. or other tax forms or reports to Consultant with respect to the compensation paid pursuant to this Agreement. Consultant hereby indemnifies, and undertakes to defend the Company and hold it free and harmless from and against any demands or claims for any taxes, interest or penalties assessed by any taxing authority with respect to sums paid to Consultant pursuant to this Agreement.

2. TERM AND TERMINATION
     2.1 Term. This Agreement shall become effective on June 1, 2008. The term of this Agreement shall commence on June 1, 2008, and shall continue through May 31, 2009 (the “Term”).
     2.2 Termination. This Agreement may be terminated by either party at any time for material breach by the other party, upon ten (10) days written notice, if the breaching party has failed to remedy the breach leading to the termination during that ten (10) day period.
3. FEES AND EXPENSES
     The Company shall compensate Consultant for services rendered pursuant to this Agreement as follows:
     3.1 Rates. The Company agrees to compensate Consultant for services provided pursuant to this Agreement at the rate of $200 per hour of service rendered under this Agreement, except when providing services requiring travel outside of Houston, in which case the rate will be $2,000 per day including travel time.
     3.2 Expense Reimbursements. The Company agrees to reimburse Consultant for reasonable business expenses incurred by Consultant in performing services pursuant to this Agreement; provided, however, that Consultant shall have furnished the Company promptly with receipts or other documentation concerning any reimbursable business expenses.
     3.3 Timing of Payments. Consultant shall provide the Company with a statement describing his services and indicating the number of hours (or, in the case of travel outside of Houston, the number of days) of service he has provided under this Agreement in each calendar month within ten (10) days after the end of that calendar month. The Company shall pay Consultant the amount shown on any such statement within thirty (30) days after receipt. Payments to Consultant for reimbursement for expenses incurred shall be made within thirty (30) days after the Company’s receipt of an expense statement.
4. ADDITIONAL COVENANTS BY CONSULTANT
     4.1 Property of the Company.
          4.1.1 Consultant covenants and agrees that upon the termination of this Agreement for any reason or, if earlier, upon the Company’s request, he shall promptly return all Property which had been entrusted or made available to Consultant by the Company.
          4.1.2 The term “Property” shall mean all records, files, memoranda, reports, price lists, drawing, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Consultant during the term of this Agreement relating to the Company or its business, operations or prospects (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by

Consultant individually or with others during the term of this Agreement relating to the Company or its business, operations or prospects.
     4.2 Confidential Information. Except as required in the performance of Consultant’s obligations hereunder, or otherwise specifically required by law, or with the prior written consent of the Company on a case-by-case basis, Consultant shall hold confidential and shall not in any manner disclose, use for personal benefit, or directly or indirectly use for the benefit of any other person, Confidential Information (defined below) that has come or shall hereafter come into Consultant’s possession. Consultant recognizes the importance to the Company of protecting its Confidential Information without regard to the passage of time, and further recognizes that this restriction shall continue in full force and effect during the Term of this Agreement and for a period of five (5) years after the end of the Term, except as to Confidential Information which constitutes a trade secret, in which case the restriction shall continue so long as such information remains a trade secret. No later than the end of the Term of this Agreement, Consultant shall return to the Company, without making and retaining copies thereof, all documents, records, computer information, maps and charts and other repositories containing Confidential Information. Consultant shall also return Confidential Information to the Company promptly following its usefulness in performing its consulting services. As used in this Agreement, the term “Confidential Information” shall mean all information of a confidential or non-public nature concerning the Company or any of its affiliates existing or proposed business activities, including without limitation, geological, geophysical and seismic data and interpretations, computer analysis, maps, charts, reports, results of operations, proposed methods of operation, gas plant designs, specifications or processes, financial information, information with respect to parties with whom the Company or its affiliates has or intends to have business relationships and similar information.
     4.3 Ownership. Consultant agrees that all processes, technologies, computer analysis, discoveries and inventions whether new or enhanced and expanded, whether patentable or not, conceived, developed, invented or made by Consultant during the Term of this Agreement which grew out of Consultant’s work for the Company shall belong to the Company and not to Consultant. Consultant shall not contribute or publish articles based upon the results of the services performed under this Agreement unless such articles are approved in advance by the Company.
     4.4 Conflict of Interest and FCPA. Consultant covenants and agrees that Consultant and his personnel and their immediate family will not receive and has not received any payments, gifts or promises and Consultant will not engage in any employment or business enterprises that in any way conflict with its ability to provide services for, or conflict with the interests of, the Company or its affiliates under this Agreement. Consultant shall make all reasonable efforts consistent with the terms of this Agreement to prevent occurrences of and eliminate conditions which could result in a conflict with the best interest of the Company and its affiliates. Consultant shall make all reasonable efforts to prevent conflicts of interest from arising out of relationships between Consultant, his agents or his employees, on the one hand, and agents or employees of the Company or its affiliates, on the other hand.
     Consultant shall not make any payments, loans, gifts or of anything of value or promises or offers of payments, loans, gifts or of anything of value, directly or indirectly, to or for the use or benefit of any official or employee of any government, political party or candidate for political office or to any other person for the purpose of obtaining or retaining business, or if Consultant knows, or has reason to believe, that any part of such payments, loans or gifts, or promise or offer, would violate the laws or regulations of any country, including, without limitation, Venezuela and the United States, having jurisdiction over Consultant or the Company or its affiliates.
     By signing this Agreement, Consultant acknowledges that he has not made any payments, loans, gifts or of anything of value, or promises of payments, loans, gifts or of anything of value to or for the use or benefit of any official or employee of any government, political party or candidate for political office or to any other person for the purpose of obtaining or retaining business, or which would violate the laws or regulations of any country, including, without limitation, Venezuela and the United States, having jurisdiction over Consultant or the Company or its affiliates.
     4.5 Reasonable and Continuing Obligations. Consultant agrees that Consultant’s obligations under Section 4 are obligations which will continue beyond the date this Agreement terminates and that such obligations are reasonable and necessary to protect the Company’s legitimate business interests. The Company additionally shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this Section 4 (including, without limitation, seeking a court order for specific performance).
5. GENERAL PROVISIONS
     5.1 Indemnities. CONSULTANT RECOGNIZES THAT INTERNATIONAL ACTIVITIES, INCLUDING ON-SITE WORK AND TRAVEL INVOLVE A HIGH DEGREE OF RISK, WHICH RISK CONSULTANT ALONE ASSUMES AS PART OF THE CONSIDERATION FOR HIS COMPENSATION. CONSULTANT HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD THE COMPANY AND ITS AFFILIATES, CONTRACTORS AND SUBCONTRACTORS AND ALL OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS, LICENSEES AND INVITEES (HEREINAFTER REFERRED TO COLLECTIVELY AS THE “COMPANY GROUP”) HARMLESS FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE OR EXPENSE OF EVERY KIND AND NATURE (INCLUDING, WITHOUT LIMITATION, FINES, PENALTIES, REMEDIAL OBLIGATIONS, TAXES, COURT COSTS AND EXPENSES AND REASONABLE ATTORNEYS’ FEES INCLUDING ATTORNEYS’ FEES INCURRED IN THE ENFORCEMENT OF THIS INDEMNITY CLAUSE) (HEREINAFTER REFERRED COLLECTIVELY AS “INDEMNIFIABLE CLAIMS”) ARISING OUT OF BODILY INJURY (INCLUDING, WITHOUT LIMITATION, SICKNESS TO OR DEATH OF PERSONS AND LOSSES THEREFROM TO RELATIVES OR DEPENDENTS) TO CONSULTANT, LOSS OR DESTRUCTION OF PROPERTY OR INTERESTS IN PROPERTY OF CONSULTANT, OR IN ANY MANNER CAUSED BY, RESULTING FROM, INCIDENT TO, CONNECTED WITH OR ARISING OUT OF PERFORMANCE OF THE SERVICES HEREUNDER WHETHER OR NOT RESULTING IN WHOLE OR IN PART FROM THE SOLE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, OR STRICT LIABILITY OF THE COMPANY GROUP, OR DEFECT IN THE PREMISES, EQUIPMENT, OR TOOLS OWNED, OPERATED OR CONTROLLED BY THE COMPANY

GROUP. THIS INDEMNIFICATION AND RELEASE SHALL BE BINDING UPON THE HEIRS, NEXT OF KIN, BENEFICIARIES, ASSIGNS, EXECUTORS AND ADMINISTRATORS OR OTHER PERSONAL REPRESENTATIVES OF CONSULTANT. THE COMPANY HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD THE CONSULTANT HARMLESS FROM AND AGAINST ANY AND ALL INDEMNIFIABLE CLAIMS ARISING OUT OF BODILY INJURY (INCLUDING SICKNESS TO OR DEATH OF PERSONS AND LOSSES THEREFROM TO RELATIVES OR DEPENDENTS) TO THE COMPANY GROUP, OR LOSS OR DESTRUCTION OF PROPERTY OR INTERESTS IN PROPERTY OF THE COMPANY GROUP, IN ANY MANNER CAUSED BY, RESULTING FROM, INCIDENT TO, CONNECTED WITH OR ARISING OUT OF PERFORMANCE OF THE SERVICES HEREUNDER WHETHER OR NOT RESULTING IN WHOLE OR IN PART FROM THE SOLE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, OR STRICT LIABILITY OF THE CONSULTANT, OR DEFECT IN THE PREMISES, EQUIPMENT, OR TOOLS OWNED, OPERATED OR CONTROLLED BY THE CONSULTANT.
     5.2 Notice. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to 1177 Enclave Parkway, Suite 300, Houston, Texas 77077. Notices and communications to Consultant shall be sent to the Consultant’s address provided above. Either party may change its/his address by providing notice to the other party consistent with the terms of this section.
     5.3 Assignment/Subcontracting. This Agreement, and all duties and obligations hereunder are personal in nature, and Consultant shall not assign this Agreement, or any portion hereof, voluntarily or involuntarily by operation of law, or enter into any subcontract for the performance of any services under this Agreement, or any portion thereof, without the Company’s prior written approval. If the Company consents to a subcontract hereunder, Consultant shall assume full responsibility for the acts or omissions of subcontractors. The Company may assign this Agreement (1) to any affiliate of the Company, (2) to any person who agrees in writing to be bound by the terms of this Agreement or (3) upon written notice to and written consent by Consultant, which written consent shall not be unreasonably withheld.
     5.4 Audit. The Company, or its designated representative, shall have the right to inspect and audit Consultant’s books, records and all associated documents to ensure compliance with the terms and conditions of this Agreement. Consultant agrees to maintain such books, records and associated documents for a period of two (2) years from the end of the calendar year in which such costs were invoiced and to make such books, records and associated documents available to the Company at all reasonable times within such period and for so long thereafter as any dispute existing as of the expiration of such period remains unresolved. The Company may photocopy or reproduce any such books and records.
     5.5 Governing Law. This Agreement and all matters relating to the meaning, validity or enforceability thereof and the performance of the services hereunder shall be governed by the laws of the State of Texas, exclusive of its conflict of laws rule.

     5.6 Arbitration. SUBJECT TO THE PROVISIONS OF SECTION 4.5 OF THIS AGREEMENT, ANY UNRESOLVED DISPUTE OR CONTROVERSY BETWEEN CONSULTANT AND THE COMPANY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY BY ARBITRATION, CONDUCTED BEFORE A SINGLE ARBITRATOR IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. THE ARBITRATOR SHALL NOT HAVE THE AUTHORITY TO ADD TO, DETRACT FROM, OR MODIFY ANY PROVISION HEREOF. A DECISION BY THE ARBITRATOR SHALL BE IN WRITING AND WILL BE FINAL AND BINDING. JUDGMENT MAY BE ENTERED ON THE ARBITRATOR’S AWARD IN ANY COURT HAVING JURISDICTION. THE ARBITRATION PROCEEDING SHALL BE HELD IN HOUSTON, TEXAS.
     5.7 Drugs, Deadly Weapons and Searches. Consultant shall abide by the following Company policy regarding drugs, deadly weapons and alcohol:
          (a) Using, possessing, or being under the influence of alcoholic beverages, illegal drugs, narcotics, or other controlled substances, and unauthorized drugs for which a person does not have a current prescription, while on the Company’s Premises, is prohibited. Possession of deadly weapons or explosives while on the Company’s Premises is prohibited.
          (b) The term “the Company’s Premises” is used in its broadest sense to include all work locations, buildings, structures and all other facilities owned or controlled by the Company or one of its affiliated companies or otherwise being utilized for the business of the Company or any of its affiliates.
          (c) Violation of this Company policy will be cause for immediate removal from the Company’s Premises, and termination as a material breach under this Agreement.
     5.8 Computer Facilities. If required for Consultant to perform services under this Agreement, Consultant will have access to certain parts of the computer facilities and programs of the Company and its affiliates. Consultant agrees that such access shall be subject to the following conditions:
          (a) Access to computers of the Company and its affiliates shall be made only in the manner prescribed by a Company representative. Access shall be made using only terminals owned or controlled by the Company and its affiliates and only by Consultant.
          (b) Any user identification code provided by the Company or its affiliates shall be used solely for access to the computers for conduct of the services for the Company or its affiliates and only by Consultant.
          (c) Consultant shall not access software or data on the computer system of the Company and its affiliates other than Consultant’s software or data without the Company’s prior written consent.

          (d) If Consultant should accidentally or inadvertently access any software of the Company and its affiliates or data which Consultant is not authorized to access, then Consultant shall immediately inform the Company and shall deliver to the Company or destroy as the Company may advise any tangible materials (and all copies thereof) resulting from such improper access.
          (e) The Company or its affiliates may copy, use, disclose, distribute, dispose of or destroy anything placed on computer systems of the Company or any of its affiliates by Consultant.
     5.9 Entire Agreement and Modification. This Agreement supersedes any and all agreements, either oral or written, between the parties with respect to the rendering of consulting services by Consultant for the Company, and contains all representations, covenants and agreements between the parties with respect to the rendering of such services by Consultant. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.
     5.10 Severability. If any term, provision, covenant or condition of this Agreement shall be or become illegal, null, void or against public policy, or shall be held by an arbitrator to be illegal, null or void or against public policy, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated thereby. The term, provision, covenant or condition that is so invalidated, voided or held to be unenforceable shall be modified or changed by the parties to the extent possible to carry out the intentions and directives set forth in this Agreement.
     5.11 Successors and Assigns. Except as restricted herein, this Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.
     5.12 Waiver. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing. Any waiver given by a party shall be null and void if the party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested. No waiver shall be binding unless executed in writing by the party making the waiver.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) set forth below.

Date: , 2008	HARVEST NATURAL RESOURCES, INC.

By

Title:

Date: , 2008

STEVEN W. THOLEN

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